Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-248970) pertaining to the Palantir Technologies Inc. 2020 Equity Incentive Plan, 2020 Executive Equity Incentive Plan, Amended 2010 Equity Incentive Plan, Stand Alone Option Agreement Dated September 22, 2009, and Stand Alone Option Agreement Dated January 24, 2011 of our reports dated February 24, 2022, with respect to the consolidated financial statements of Palantir Technologies Inc. and the effectiveness of internal control over financial reporting of Palantir Technologies Inc., included in this Annual Report (Form 10-K) of Palantir Technologies Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Jose, California

February 24, 2022